UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

——————————

Form 8-K

——————————

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2013

——————————

Warner Chilcott Public Limited Company
(Exact name of registrant as specified in its charter)

——————————

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands
Dublin 2, Ireland
(Address of principal executive offices, including zip code)

+353 1 897 2000
(Registrant’s telephone number, including area code)

——————————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Warner Chilcott plc (together with its subsidiaries, the “Company”) and Mayne Pharma International Pty. Ltd. (“Mayne”) have entered into a settlement and release agreement (the “Agreement”) with Mylan Inc. and Mylan Pharmaceuticals Inc. (together, “Mylan”) to resolve Mylan’s damages claim under the $36 million bond (the “Bond”) posted by the Company and Mayne in September 2011 in connection with patent infringement litigation against Mylan in respect of U.S. Patent No. 6,958,161 (the “DORYX Patent”) covering the Company’s DORYX 150 mg product (“DORYX 150”).  The merits of the litigation were previously resolved on October 15, 2012 upon issuance of the judgment of the U.S. Court of Appeals for the Federal Circuit affirming the U.S. District Court for the District of New Jersey’s decision upholding the validity of the DORYX Patent, but determining that Mylan’s proposed generic version of DORYX 150 did not infringe the DORYX Patent.

Pursuant to the Agreement, among other things, (i) the Company has agreed to pay $12 million to Mylan in full satisfaction of Mylan’s damages claim under the Bond and (ii) Mylan’s damages claim will be dismissed and the Bond will be released.  As a result of the Agreement, the Company expects to record an incremental charge in the quarter ended September 30, 2013 in the amount of $6 million, in addition to the $6 million charge that the Company previously recorded in the quarter ended September 30, 2012.  The Agreement will be submitted to, and is subject to the review of, the U.S. Department of Justice and the Federal Trade Commission.  For further information with respect to the Company’s DORYX Patent litigation, see the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer

Date: September 4, 2013